                                                       Exhibit (b)(2)

                 ------------------------------------------------------
                 Confidential Presentation to the Board of Directors of



                                       LOGO


                            August 8, 1997

Xpedite Systems, Inc.
--------------------------------------------------------------------------------
Table of Contents

                                                                        Pages
                                                                        -----
  A.    Summary of the Solicitation Process                               1-4

  B.    Proposed Transaction with UBS Partners LLC/Fenway Partners,
         Inc.                                                            5-10

  C.    Review of Xpedite Systems, Inc.'s Financial Projections         11-15

  D.    Valuation Analysis of Xpedite Systems, Inc.                     16-31

  E.    Leveraged Recapitalization Analysis                             32-36

  Appendix

      1.    Review of Parties Contacted Pursuant to the Solicitation Process

-------------------------------------------------------------------------------


                      Summary of the Solicitation Process

-------------------------------------------------------------------------------

Summary of the Solicitation Process
-------------------------------------------------------------------------------
Background


-- Since being retained in February 1997 to assist the Board of Directors of Xpedite Systems, Inc. ("XSI" or the "Company") in reviewing its strategic alternatives, Merrill Lynch has completed a number of activities which are described below.

-- Prepared a Descriptive Memorandum summarizing the operations, business strategy and financial projections of XSI and a separate Descriptive Memorandum covering the three European Affiliates.

-- Identified and contacted a large number of potential parties from a variety of industries, as well as a wide universe of financial buyers.

-- Merrill Lynch approached 74 domestic strategic companies, 15 international strategic companies and 35 financial buyers:

         -- 60 potential buyers expressed no interest prior to receiving any materials;

         --  64 potential buyers received a public information package;

         -- 23 potential buyers received the Confidential Descriptive Memorandums in addition to the public information package; and

         -- 3 potential buyers/groups participated in a management presentation and were provided access to detailed financial, operating and legal information.

Summary of the Solicitation Process
-------------------------------------------------------------------------
Background (cont'd)

-- The potential strategic parties contacted included companies from the following industries:

    --  Long Distance Providers;       --  Wireless Providers;                  --  Utility Companies;
    --  RBOCs/Independent Telcos;      --  Satellite Communications;            --  Document Delivery
    --  CLECs;                             Companies;                               Companies; and
    --  Fiberoptic Network Providers;  --  ISP and Online Service Providers;    --  Office Solutions Providers.
                                       --  Commerce/Transactions Processors;



-- Certain potential buyers (i.e., EXCEL Communications, Frontier Corp., Corporate Express and certain of the CLECs) experienced significant stock price declines between announcement of management's bid on February 10th and receipt of initial indications of interest on April 16th.

Summary of the Solicitation Process
--------------------------------------------------------------------------------
General Comments About XSI from Universe of Potential Buyers


--  Potential strategic buyers expressed concerns regarding several issues:

    --  Niche nature of XSI's product offering;

    --  Future prospects for the enhanced fax services industry; and

    -- Difficulty of integrating the XSI sales force given that the "end-user/ultimate client" for XSI's products and services is different than that of the potential buyers (e.g., Frontier, Sprint).

-- Potential financial buyers expressed concerns regarding the following issues:

    --  Existing management offer and unwillingness to bid against UBS/Fenway;

    --  Substantial technology risk;

    --  Margin pressures going forward; and

    --  Questionable exit strategies.

Summary of the Solicitation Process
------------------------------------------------------------------------------
Specific Comments from Parties Having Submitted Initial Indications of
Interest

--  Bidder A:

    -- Following a preliminary indication of interest of $180.0 to $225.0 million for all of the outstanding shares of XSI, or approximately $18.00 to $22.50 per share, Bidder A conducted an extensive and thorough due diligence investigation of XSI and Xpedite Systems Limited ("XSL"), Xpedite Systems GmbH ("XSG") and Xpedite Systems S.A. (together with XSL and XSG, the "European Affiliates");

--  Bidder B:

    -- Following a preliminary indication of interest in the $19.00 to $20.00 per share range for a stock-for-stock transaction, Bidder B declined to conduct further due diligence.

--  Bidder C:

    -- Following a preliminary indication of interest of $23.00 to $24.00 per share in a stock-for-stock transaction, Bidder C withdrew from the process upon the announcement of its merger with another communications company.

-------------------------------------------------------------------------------

                  Proposed Transaction with UBS Partners LLC/
                             Fenway Partners, Inc.

-------------------------------------------------------------------------------

Proposed Transaction with UBS Partners LLC/Fenway Partners, Inc.
-------------------------------------------------------------------------------
Description of Key Terms and Conditions


--------------------------------
Description of Transaction:           UBS Partners and Fenway Partners, Inc., together with certain members of XSI's senior management ("UBS/Fenway"), have proposed to enter into an
                                      Agreement and Plan of Merger with XSI whereby:
                                      - Holders of XSI shares, other than Class B Shares (approximately 9.9% of the outstanding stock) held by certain members of XSI's senior management, will be entitled to receive for each share $23.25 in cash; provided, however, that a holder may elect to retain all, but not less than all, of the XSI shares held by such holder which shall be converted into shares in the new capital structure of XSI and that a maximum of 202,151 shares (approximately $4.7 million in value) may be "rolled-over"
                                        (approximately 5.1% of the fully diluted equity in the resulting capital structure);
                                      - Certain principal stockholders will "roll-over" shares to the extent necessary to achieve the minimum required amount of public "roll-over" shares; and
                                      - Simultaneously, XSI will purchase XSL for $87.0 million (subject to adjustments) in cash.

--------------------------------
Accounting Treatment:                 The proposed transaction will utilize leveraged recapitalization accounting; no incremental goodwill will be created

--------------------------------
Key Conditions:                       - No ruling by any governmental body or change in accounting standards shall prohibit the ability to achieve "recap accounting" treatment for the transaction.
                                      - All conditions to the consummation of the XSL acquisition must have been satisfied.
                                      - XSI shall obtain the requisite stockholder vote approving an amendment to XSI's Charter providing for the creation of a new class of common stock which shall have two votes per share in electing directors.
                                      - XSI's management team must be reasonably "satisfactory" to UBS/Fenway.
                                      - XSI shall have obtained the financing called for by the financing committment letters.
                                      - The Put and Call Option Agreement with Xpedite Systems S.A. shall be amended to provide that the form of consideration may be satisfied in any combination of cash or securities.
                                      - Stockholder approval and no material adverse change in XSI's business.

Proposed Transaction with UBS Partners LLC/Fenway Partners, Inc.
-------------------------------------------------------------------------------
Description of Key Terms and Conditions (cont'd)


--------------------------------
Expected Closing:                     As soon as reasonably possible, subject to the preparation of the merger proxy and a stockholder vote. Closing must occur by February 28, 1998.

--------------------------------
Break-Up Fee:                         $7.5 million plus expenses (not to be in excess of $2.0 million) in the event that the agreement is terminated other than as a result of the failure of certain closing conditions including receipt of financing, UBS/Fenway being satisfied with XSI's management team, breach of the Agreement by UBS/Fenway or the recap accounting condition.

--------------------------------
No Solicitation:                      Subject to a customary "fiduciary out" prior to closing, XSI shall not, among other things, initiate, encourage or take any action to facilitate any inquiries or proposals related to, among other things, any merger, significant asset sale or sale of capital stock or other similar transaction involving XSI or any of its subsidiaries.

--------------------------------
XSL Solicitation:                     Concurrently, XSI has proposed to enter into a Stock Purchase Agreement (which action was approved by the XSI Board on August 6, 1997) with XSL and the stockholders of XSL whereby:
                                      - XSI will purchase all of the outstanding capital stock of XSL (other than any capital stock to be redeemed by XSL at the time of the acquisition) for $87.0 million in cash;
                                      - The purchase price shall be adjusted downward at closing by the amount of preferred stock, overdrafts and total debt outstanding;
                                      - Post-closing purchase price adjustments will be made on a dollar-for-dollar basis for the difference between the actual (to be confirmed by audit) and forecasted "Net Asset Value"
                                        amounts (i.e., total assets less total liabilities) as at the end of the calendar month in which the closing takes place, based on UK GAAP;
                                      - Post-closing adjustments shall not exceed $1.5 million, upward or downward; and
                                      - $57.0 million will be paid at closing with the balance (adjusted for any post-closing adjustments) to be paid six months after closing and guaranteed by a letter of credit.

Proposed Transaction with UBS Partners LLC/Fenway Partners, Inc.
-------------------------------------------------------------------------------
Calculation of Transaction Value and Multiple Analysis
(Dollars in Millions)

  -  Calculation of Transaction Value:

                                                                                    XSI Pro Forma
                                                                       XSI           for the XSL
                                                                   Stand-Alone       Acquisition
                                                                   -----------      --------------
    Cash Received by XSI Stockholders (a)                            $218.1             $218.1
    Less: Option Proceeds (b)                                         (12.9)             (12.9)
    Plus: "Rolled-over" Equity (c)
         XSI Management                                                 9.5                9.5
         Public                                                         4.7                4.7
    Plus: Net Debt Assumed                                             27.0               27.0
    Plus: Net Debt Associated with the XSL Purchase                     0.0               89.2
                                                                   -----------      --------------
          Transaction Value                                          $246.4             $335.6
                                                                   -----------      --------------
                                                                   -----------      --------------

  -  Analysis of Transaction Multiples:

                                       XSI Stand-Alone                        XSI Pro Forma for the XSL Acquisition
                       ----------------------------------------------   ------------------------------------------------

                          LTM June 30, 1997                1997E            LTM June 30, 1997                  1997E
                       ----------------------   ----------------------   ----------------------   ----------------------
                        Amounts    Multiples     Amounts    Multiples     Amounts    Multiples     Amounts    Multiples
                       ---------  -----------   ---------  -----------   ---------  -----------   ---------  -----------
Net Revenues            $148.0       1.66x       $158.2       1.56x       $173.7        1.93x      $189.0        1.78x
EBITDA                    30.3       8.1           34.2       7.2           43.3        7.8          49.6        6.8
EBIT                      21.4      11.5           24.3      10.1           32.6       10.3          36.2        9.3


------------------------
(a) Assumes 9.991 million fully diluted shares outstanding less 408,602 shares owned by XSI senior management which are converted into Class B Shares and 202,151 shares held by public stockholders which are to be "rolled-over" into equity of the new company.
(b) Option proceeds equal to $12.9 million before deducting special bonus allowed to certain members of management totaling $2.4 million.
(c) Represents offer price of $23.25 multiplied by 610,753 shares assumed to be "rolled-over" into equity of the new company. Does not represent formal valuation of equity of the new company.

Proposed Transaction with UBS Partners LLC/Fenway Partners, Inc.
----------------------------------------------------------------

Summary of Sources and Uses (a)
(Dollars in Millions)

      Sources                    Amount             %                      Uses                      Amount             %
------------------------         ------           ------        ---------------------------          ------           ------

Bank Debt                        $ 78.0            20.9%         Purchase XSI Equity                 $219.7            58.9%

Senior Subordinated Debt          150.0            40.2%         Refinance Existing Debt               31.0             8.3%

Letter of Credit                   30.0             8.0%         Purchase of XSL                       87.0            23.3%

Preferred Equity                   45.0            12.1%         Purchase of XSG                        9.5             2.6%

Common Equity                      70.0            18.8%         UBS/Fenway Fees & Expenses            18.8             5.0%

                                                                 XSI Transaction Costs                  7.0             1.9%
                                 ------           ------                                             ------           ------

  Total Sources of Funds         $373.0           100.0%           Total Uses of Funds               $373.0           100.0%
                                 ------           ------                                             ------           ------
                                 ------           ------                                             ------           ------

---------------
(a)  Based on information received from UBS/Fenway.

Proposed Transaction with UBS Partners LLC/Fenway Partners, Inc.
------------------------------------------------------------------------------
Summary of Equity Investors
(Dollars in Millions)

                                      Common             Preferred              Total
                                       Stock               Stock                Equity
                                  -------------      --------------         ------------
UBS Capital                           $27.9                --                   $27.9
Fenway Partners                        27.9                --                    27.9
Existing XSI Shareholders               4.7                --                     4.7
XSI Management                          9.5                --                     9.5
Financial Investors                     --                $45.0                  45.0
                                 --------------       --------------         ------------
                                      $70.0               $45.0                $115.0
                                 --------------       --------------         ------------
                                 --------------       --------------         ------------


Proposed Transaction with UBS Partners LLC/Fenway Partners, Inc.
----------------------------------------------------------------------------
Premium Analysis Relative to Selected Historical Stock Price Measurements(a)








     55.0%                18.0%               0.0%               24.8%                    7.5%               -16.2%


   February 14,        Twelve Month         52-Week          Closing Price on        Closing Price on      All-Time High
      1994          Average Historical    High Price on       July 3, 1997(b)         August 7, 1997      Closing Price on
    IPO Price          Closing Price     November 6, 1996                                                   July 3, 1996

      $15.00              $19.70             $23.25               $18.63                   $21.63              $27.75


-----------------------------
(a) Calculations based on UBS/Fenway proposal of $23.25.
(b) Closing stock price one trading day prior to submission of the UBS/Fenway proposal on July 7, 1997.

-------------------------------------------------------------------------------

            REVIEW OF XPEDITE SYSTEMS, INC.'S FINANCIAL PROJECTIONS

-------------------------------------------------------------------------------

Review of Xpedite Systems, Inc.'s Financial Projections
-------------------------------------------------------
Considerations Regarding XSI and XSL Financial Projections


-- XSI's financial projections reflect the pro forma combined results of XSI and XSL:

    -- "XSL Management Case" and "XSL More Conservative Case" projections for
       XSL have been developed by the management of XSL and XSI, respectively, and "XSI Base Case" and "XSI More Conservative Case" projections for XSI have been developed by the management of XSI.

-- The "XSL Management Case" was developed by the senior management of XSL and is substantially similar to the projections utilized in the solicitation process conducted by Merrill Lynch.

-- XSI Management is very comfortable with XSL management's forecast for fiscal 1997; however, in light of XSI management's belief that XSL's 1997 results may represent a "peak" in its financial performance and concerns regarding the achievability of XSL management's fiscal 1998 to 2001 financial forecast, a more conservative forecast was prepared.

-- The "XSL" More Conservative Case" was developed by XSI management in order to address the following general concerns:

    -- Achievability of the projected revenue growth, including the ability to maintain current pricing levels;

    -- The need for increased investment in XSL's sales force; and

    -- The lack of projected investment in research and development to support the needs of XSL's local markets.

Review of Xpedite Systems, Inc.'s Financial Projections
------------------------------------------------------------------------------
Considerations Regarding XSI and XSL Financial Projections (cont'd)

-- The "XSI Base Case" was developed by XSI management and represents substantially the projections utilized in the solicitation process conducted by Merrill Lynch.

-- The "XSI More Conservative Case" was developed by the senior management of XSI in order to test the following sensitivities:

     -- Revenue growth slowed to a CAGR of 15.6% from a CAGR of 19.8% over the 1997-2001 period; and

     -- Sales and marketing expenses as a percentage of revenues increased modestly from 22.0% in 1997 to 23.4% in 2001.

Review of Xpedite Systems, Inc.'s Financial Projections
------------------------------------------------------------------------------
Income Statement Projections--XSI Base Case vs. XSI More Conservative Case (Dollars in Millions)

                                  XSI Base Case(a)                                    XSI Conservatice Case(b)
               -----------------------------------------------------    ------------------------------------------------------
                                                               CAGR                                                     CAGR
                1997     1998     1999     2000     2001    '97E-'01E    1997     1998     1999     2000     2001    '97E-'01E
               ------   ------   ------   -------  ------   ---------   ------   ------   ------   ------   ------   ---------
Revenues       $158.2   $190.1   $228.5   $273.0   $326.2     19.8%     $158.2   $188.1   $219.6   $251.7   $282.8     15.6%
 Growth          27.5%    20.2%    20.2%    19.4%    19.5%                27.5%    18.9%    16.8%    14.6%    12.4%

Gross Profit   $ 82.9   $ 98.7   $117.6   $139.1   $164.7     18.7%     $ 82.9   $ 97.7   $113.0   $128.3   $142.8     14.6%
  Margin         52.4%    51.9%    51.5%    51.0%    50.5%                52.4%    51.9%    51.5%    51.0%    50.5%

EBITDA         $ 34.2   $ 40.9   $ 49.1   $ 59.2   $ 72.2     20.5%     $ 34.2   $ 37.6   $ 42.9   $ 48.8   $ 54.9     12.6%
  Margin         21.6%    21.5%    21.5%    21.7%    22.1%                21.6%    20.0%    19.5%    19.4%    19.4%

EBIT           $ 24.3   $ 29.8   $ 37.1   $ 46.2   $ 57.9     24.3%     $ 24.3   $ 26.6   $ 30.8   $ 35.7   $ 40.7     13.8%
  Margin         15.3%    15.7%    16.2%    16.9%    17.8%                15.3%    14.1%    14.0%    14.2%    14.4%

Net Income     $ 13.2   $ 17.0   $ 22.0   $ 28.2   $ 36.1     28.7%     $ 13.2   $ 15.0   $ 18.1   $ 21.6   $ 25.2     17.7%
  Tax Rate       38.0%    38.0%    38.0%    38.0%    38.0%                38.0%    38.0%    38.0%    38.0%    38.0%

E.P.S. Growth    17.8%    28.5%    28.6%    27.2%    27.4%    27.9%       17.8%    13.1%    20.0%    18.7%    16.0%     16.9%


------------------------
(a) "XSI Base Case" projections developed by Xpedite Systems, Inc. senior management.
(b) "XSI More Conservative Case" projections developed by Xpedite Systems, Inc. senior management.

Review of Xpedite Systems, Inc.'s Financial Projections
------------------------------------------------------------------------------
Income Statement Projections--XSL Management Case vs. XSL More Conservatice Case(a)
(Dollars in Millions)


                                    XSL Management Case(b)                              XSL More Conservative Case(c)
                      -----------------------------------------------------   ---------------------------------------------------
                                                                     CAGR                                                 CAGR
                      1997     1998     1999     2000     2001    '97E-'01E    1997     1998    1999    2000    2001    '97E-'01E
                      ----     -----    ----     ----     ----    ---------    ----     ----    ----    ----    ----    ---------
Revenues              $32.8    $38.7    $45.8    $53.8    $61.6      17.1%     $32.8    $39.3   $46.2   $53.1   $60.3       16.5%
  Growth               27.5%    18.2%    18.3%    17.5%    14.5%                27.5%    20.0%   17.5%   15.0%   13.5%

Gross Profit          $19.7    $21.3    $23.8    $27.3    $30.4      11.4%     $19.7    $21.6   $24.0   $27.0   $29.8       10.8%
  Margin               60.2%    55.0%    52.0%    50.8%    49.4%                60.2%    55.0%   52.0%   50.8%   49.4%

EBITDA                $15.4    $15.6    $16.9    $19.3    $20.9       7.9%     $15.4    $14.3   $14.9   $15.7   $16.3        1.3%
  Margin               47.1%    40.3%    36.9%    35.9%    33.9%                47.1%    36.3%   32.3%   29.6%   27.0%

EBIT                  $14.4    $14.6    $15.8    $18.2    $19.7       8.1%     $14.4    $13.3   $13.8   $14.6   $15.0        1.1%
  Margin               44.0%    37.7%    34.6%    33.7%    31.9%                44.0%    33.8%   30.0%   27.5%   25.0%

Net Income(d)         $ 9.7    $10.1    $11.0    $12.8    $14.0       9.7%     $ 9.7    $ 9.2   $ 9.6   $10.3   $10.8        2.8%
  Tax Rate             31.5%    31.0%    31.0%    31.0%    31.0%                31.5%    31.0%   31.0%   31.0%   31.0%

----------------------------------
(a) XSL results converted at average annual US$:L exchange rates of 1.640 in 1997 and 1.630 thereafter.
(b) "XSL Management Case" projections developed by XSL management.
(c) "XSL More Conservative Case" projections developed by XSI management.
(d) Taxed at 33.0% through March 31, 1997 and 31.0% thereafter.

Review of Xpedite Systems, Inc.'s Financial Projections
--------------------------------------------------------------------------------
Income Statement Projections -- XSI/XSL Combined Financial Performance (a) (Dollars in Millions, Except per Share Data)


                                                   Pro Forma                         Projected                         CAGR
                                                               ---------------------------------------------------
                                                     1997           1998         1999         2000        2001       '97-'01
                                                  -----------   -----------   ----------   ----------  ----------   ----------



Scenario A - XSI Base Case/XSL
 Management Case

 Net Revenues                                        $189.0         $226.9        $272.4       $324.8     $385.9        $19.5%
 EBITDA                                                49.6           56.3          65.9         78.4       92.9         17.0%
 EBIT                                                  36.0           41.7          50.2         61.6       74.9         20.1%
 E.P.S.                                               $1.80          $2.25         $2.95        $3.87      $4.88         28.3%
     Growth                                           50.4%          24.7%         31.1%        31.0%      26.3%          --

Scenario B - XSI Base Case/More
 Conservative Case

 Net Revenues                                        $189.0         $227.5        $272.8       $324.1     $384.5         19.4%
 EBITDA                                                49.6           55.0          63.9         78.4       88.3         15.5%
 EBIT                                                  36.0           40.4          48.2         58.0       70.3         18.2%
 E.P.S.                                               $1.80          $2.15         $2.80        $3.59      $4.52         25.8%
     Growth                                           50.4%          19.2%         30.0%        28.3%      26.1%          --

Scenario C - XSI More Conservative Case/
 XSL More Conservative Case

 Net Revenues                                        $189.0         $225.4        $263.9       $302.9     $341.2         15.9%
 EBITDA                                                49.6           51.7          57.6         64.4       71.0          9.4%
 EBIT                                                  36.0           37.1          42.0         47.6       53.0         10.1%
 E.P.S.                                               $1.80          $1.93         $2.37        $2.86      $3.35         16.7%
     Growth                                           50.4%           7.0%         22.6%        21.0%      17.1%          --

---------------------------------------
(a) Assumes purchase of XSL for $87.0 million.


--------------------------------------------------------------------------------

                   VALUATION ANALYSIS OF XPEDITE SYSTEMS, INC.

--------------------------------------------------------------------------------

Valuation Analysis of Xpedite Systems, Inc.
----------------------------------------------------------------------------
Summary Per Share Valuation by Methodology(a)



                                                  Discounted Cash Flow Analysis

   Analysis of         Analysis of        Scenario A(c)     Scenario B(d)       Scenario C(e)
    Selected            Selected
  Publicly-Traded      Acquisition
    Companies         Transactions(b)

  $19.75 to $25.25   $20.00 to $26.50    $22.50 to $35.50   $20.75 to $33.00  $15.50 to $25.25



  Leveraged           Leveraged
    Buyout         Recapitalization
   Analysis            Analysis

                                           $23.25 Valuation of
$22.00 to $25.00   $20.75 to $23.50        Proposed Transaction


-----------------------------
(a) Assumes net debt of $116.2 million as of June 30, 1997 including $89.2 million associated with the purchase of XSL, cash proceeds from options and warrants of $12.9 million and 9.91 million fully diluted shares outstanding.
(b) Results of the solicitation process considered by Merrill Lynch & Co. in performing analysis.
(c) Scenario A --"XSI Base Case" for XSI and "XSL Management Case" for XSL.
(d) Scenario B -- "XSI Base Case" for XSI and "XSL More Conservative Case" for XSL.
(e) Scenario C -- "XSI More Conservative Case" for XSI and "XSL More Conservative Case" for XSL.

Valuation Analysis of Xpedite Systems, Inc.
------------------------------------------------------------------------------
Summary Per Share Valuation by Methodology (cont'd) (a)


                                         Per
Valuation Methodology                Share Range       Remarks
---------------------               -------------      -------
Analysis of Selected Publicly -     $19.75-$25.25      Low:        11.0x 1997E Pro Forma E.P.S. of $1.80 Per Share
   Traded Companies                                    High:       14.0x 1997E Pro Forma E.P.S. of $1.80 Per Share

Analysis of Selected Acquisition    $20.00-$26.50      Low:        7.0x LTM EBITDA of $43.3 Million
   Transactions (b)                                    High:       8.5x LTM EBITDA of $43.3 Million

Discounted Cash Flow Analysis:

    Scenario A (c)                  $22.50-$35.50      Low:        5.5x EBITDA Terminal Multiple / 4% Perpetuity Growth
                                                                   Rate and 16% Discount Rate

    Scenario B (d)                  $20.75-$33.00      High:       7.5x EBITDA Terminal Multiple / 6% Perpetuity Growth
                                                                   Rate and 14% Discount Rate

    Scenario C (e)                  $15.50-$25.25


Leveraged Buyout Analysis           $22.00-$25.00      Midpoint:   5.72x Pro Form Debt/LTM EBITDA and
                                                                   35%-45% 5-Year IRR to Common Equity Sponsors

Leveraged Recapitalization          $20.75-$23.50      Low:        Blended Value of Cash Plus Equity Stub at 10.0x 1997E
                                                                   Pro Forma E.P.S. of $1.81 Per Share
   Analysis                                            High:       Blended Value of Cash Plus Equity Stub at 13.0x 1997E
                                                                   Pro Forma E.P.S. of $1.81 Per Share


-------------------------
(a) Assumes net debt of $116.2 million as of June 30, 1997 including $89.2 million associated with the purchase of XSL, cash proceeds from options and warrants of $12.9 million and 9.991 million fully diluted shares outstanding.

(b) Results of the solicitation process considered by Merrill Lynch & Co. in performing analysis.

(c) Scenario A - "XSI Base Case" for XSI and "XSL Management Case" for XSL.

(d) Scenario B - "XSI Base Case" for XSI and "XSL More Conservative Case" for
    XSL.

(e) Scenario C - "XSI More Conservative Case" for XSI and "XSL More Conservative Case" for XSL.

Valuation Analysis of Xpedite Systems, Inc.
------------------------------------------------------------------------------
Observations Regarding Public Market Valuation

-- There are no "comparable" publicly-traded enhanced fax services companies with the exception of FaxSav which has a $12.6 million market value and trades at a multiple of 2.5x 1998E earnings.

-- As a proxy, it is reasonable to consider a universe of publicly-traded long-distance resellers which like XSI are value-added resellers of communication services.

-- These long-distance resellers are known to trade at a multiple of forward earnings which represents a discount to their expected long-term earnings growth rate.

-- In relation to these long-distance resellers, it is reasonable to expect that the XSI would trade at an even greater discount to its expected five-year earnings growth rate:

    -- Small size of market for enhanced fax services("EFS"), as compared to the long distance market, limits the long term potential for growth and, thus far, has limited level of competition;

    -- Significant future growth in the size of the EFS market will likely attract competition from larger, lower cost providers who would enter the market relatively easily;

    -- Per usage nature of service is more volatile than the regular usage of typical long distance customers(e.g., EFS customers may use the service once this month, then several times next month);

    -- As the "market leader" in EFS, XSI has less potential for growth relative to new entrants into the much larger long distance market; and

    -- As the EFS market matures and competition increases, margins will likely erode, placing significantly more pressure on earnings and growth, particularly in the international markets.

Valuation Analysis of Xpedite Systems, Inc.
-----------------------------------------------------------------------------
Overview of Selected Publicly-Traded Comparable Companies


                                   Market
           Company                  Value                                        Description
-------------------------        -----------        ------------------------------------------------------------------
                                  (Millions)
ACC Corp.                         $649              ACC is a switch-based provider of telecommunications services in the
                                                    United States, Canada and the United Kingdom.  The Company primarily provides long distance telecommunications services to a diversified customer base of businesses, residential customers and educational institutions.  ACC also provides local telephone service as a switch-based local exchange reseller.

EXCEL Communications, Inc.        $2,406            EXCEL Communications provides long-distance telecommunications services in the United States.  The Company's services include residential service, commercial service, paging service and calling cards.  EXCEL services are marketed exclusively through a nationwide network of independent representatives.

LCI International, Inc.           $1,854            LCI International is a long distance telecommunications carrier providing a variety of domestic and international voice and data services to commercial and residential customers.

Tel-Save Holdings, Inc.           $1,163            Tel-Save Holdings provides long distance telecommunication services primarily to small and medium-sized businesses located throughout the
                                                    United States.  The Company's long distance service offerings include outbound service, inbound toll-free 800 service and dedicated private line services for data transmission.


Valuation Analysis of Xpedite Systems, Inc.
----------------------------------------------------------------------------
Operating and Valuation Statistics for Selected Publicly--Traded Comparable Companies (a)(b)
(Dollar in Millions)

                               Outstanding Public Float (c)


    LCI                 Tel-Save        ACC Corp.       EXCEL         XSI
International           Holdings                                  Stand-alone

   $1,780                 $673            $554           $368         $73



                                  LTM EBITDA Margin


    XSI                    LCI           EXCEL         ACC Corp.      Tel-Save
Stand-alone          International                                    Holdings

   20.5%                 19.0%           16.2%           11.7%          1.7%



                               5-Year Estimated Earnings Growth


  ACC Corp.          Tel-Save            LCI             XSI           EXCEL
                     Holdings       International     Stand-alone

   32.0%              30.0%             25.0%            22.0%          20.0%


                               Multiple of 1997E EBITDA


  Tel-Save        ACC Corp.         LCI           EXCEL             XSI
  Holdings                     International                   Stand-alone

   20.4x            12.9x           8.4x           8.1x            6.7x


                               Multiple of 1997E Net Income


    Tel-Save        ACC Corp.          LCI              EXCEL         XSI
    Holdings                      International                   Stand-alone

      33.5x            31.5x           23.1x            16.4x         15.3x



                               Multiple of 1998E Net Income


  ACC Corp.            LCI             Tel-Save         EXCEL         XSI
                  International        Holdings                   Stand-alone

   23.7x              17.8x              14.0x%         13.1x        12.9x


-----------------------------
(a) XSI amounts based on current stock price of $21.63 as of August 7, 1997, Wall Street consensus 5--year E.P.S. growth of 22.0% and 1997E and 1998E E.P.S. estimates of $1.41 and $1.82, respectively.
(b) Projected 1997E EBITDA data for comparable companies provided by equity research reports from Rauscher Pierce Refsnes, Inc. (EXCEL Communications), Deutsche Morgan Grenfell (Tel-Save Holdings), Wheat First Butcher Singer (LCI International) and Merrill Lynch & Co. (ACC Corp.).
(c) Outstanding public float provided by Technimetrics (July 1997). Float equals shares outstanding less insider holdings, directors' holdings, shares held by ESOPs and large institutional holders (30% or greater ownership).

Valuation Analysis of Xpedite Systems, Inc. (a)
----------------------------------------------------------------------------
1997E P/E to 5--Year Growth Rate Ratios for Selected Publicly--Traded Comparable Companies




    Tel-Save        ACC Corp.          LCI              EXCEL         XSI (b)
    Holdings                      International                   Stand-alone

      112%            99%              93%               82%          70%


-----------------------------
(a) IBES as of June 15, 1997. Prices as of August 7, 1997.
(b) XSI amounts based on current stock price of $21.63, Wall Street consensus 5-year E.P.S. growth of 22.0% and 1997 and 1998 E.P.S. estimates of $1.41 and $1.82, respectively.

Valuation Analysis of Xpedite Systems, Inc.
------------------------------------------------------------------------------
Expected Public Market Trading Valuation Based on Pro Forma 1997E
E.P.S. of $1.80(a)


                                  Expected Public Trading Valuation
---------------------------------------------------------------------------------------------------
                                                           1997E P/E to 5-Year Growth Rate
                                                   ------------------------------------------------
                                                   80%        75%        70%       65%          60%
                                                   ---        ---        ---       ---          ---
           Long-Term             22.5%             $32.40     $30.38     $28.35    $26.33       $24.30

       Compounded Annual         20.0%              28.80      27.00      25.20     23.40        21.60

       "Core" Earnings           17.5%              25.20      23.63      22.05     20.48        18.90

        Growth Rate(b)           15.0%              21.60      20.25      18.90     17.55        16.20

                                 12.5%              18.00      16.88      15.75     14.63        13.50


                                  Implied P/E Multiple of 1997E E.P.S.
---------------------------------------------------------------------------------------------------
                                                           1997E P/E to 5-Year Growth Rate
                                                   ------------------------------------------------
                                                   80%        75%        70%       65%          60%
                                                   ---        ---        ---       ---          ---
           Long-Term             22.5%             18.0x      16.9x      15.8x     14.6x        13.5x

       Compounded Annual         20.0%             16.0x      15.0x      14.0x     13.0x        12.0x

       "Core" Earnings           17.5%             14.0x      13.1x      12.3x     11.4x        10.5x

        Growth Rate(b)           15.0%             12.0x      11.3x      10.5x      9.8x         9.0x

                                 12.5%             10.0x       9.4x       8.8x      8.1x         7.5x

--------------------------------
(a) Pro forma for the $87.0 million acquisition of Xpedite Systems Limited.
(b) "Core" earnings growth generally is meant to represent growth in EBIT and does not fully reflect considerably higher net earnings growth resulting from the deleveraging of XSI's balance sheet.

Valuation Analysis of Xpedite Systems, Inc. (a)
----------------------------------------------------------------------------
XSI Has Historically Traded at a Discount of 41.7% to the Universe of Long Distance Providers and Resellers With Respect to its Multiple of One Year Forward Looking E.P.S.


Jul-95

Aug-95

Sep-95

Oct-95

Nov-95

Dec-95

Jan-96

Feb-96

Mar-96

Apr-96

May-96

Jun-96

Jul-96

Aug-96

Sep-96

Oct-96

Nov-96

Dec-96

Jan-97

Feb-97

Mar-97

Apr-97

May-97

Jun-97

Jul-97


                  ----- LD/Resellers Index (a)   ----- XSI




-----------------------------
(a) LD/Resellers Index is comprised of ACC Corp., LCI International, Tel-Save Holdings and EXCEL Communications.

Valuation Analysis of Xpedite Systems, Inc.
-------------------------------------------------------------------------------
Trailing Twelve-Month Transaction Multiples for Selected Acquisitions(a)


    Date
  Announced            Acquiror                       Target                 Value       Revenues   EBITDA      EBIT
-------------    ---------------------      --------------------------     ---------     --------  -------     ------
                                                                           (millions)
Proposed          Xpedite Systems, Inc.     Xpedite Systems Limited        $   86.3       2.87x       6.8x       7.4x
June 1997         EXCEL                     Telco Communications            1,023.7       2.20       18.7       22.4
November 1995     Xpedite Systems, Inc.     Swift Global Communication         22.1       1.27       11.9       18.7
November 1995     Xpedite Systems, Inc.     ViTel International                39.6       1.37       16.8        NM
November 1995     Xpedite Systems, Inc.     Comwave Communications             10.4       1.33       14.7        NM
October 1995      LCI International         ATS Network Com.                  115.0       1.40        NA         NA
May 1995          Frontier Corp.            Schneider National                134.0       1.50        NA         NA
May 1995          LCI International         Corporate Telemanagement          140.0       2.50        NA         NA
November 1994     Frontier                  American Sharecom                 197.9       1.60        9.6       10.5x
October 1994      AT&T                      Alascom                           365.0       1.10        NA         6.2
March 1994        MFS                       Centex Telemanagement             187.4       1.00       13.0       17.3
June 1992         LDDS Com.                 Advance Telecom                   770.7       2.20       11.2       19.1
March 1991        Resurgens Com.            Com Systems                        78.7       0.60       8.3        19.3
February 1991     LDDS Com.                 National Teleservices              32.8       1.00       8.2         8.8

Mean                                                                                      1.57x     11.9x       14.4x
Median                                                                                    1.39      11.6        17.3

Proposed          UBS/Fenway                Xpedite Systems, Inc.            $335.6(b)    1.93x(b)   7.8x(b)    10.3x(b)
Transaction                                                                   246.2(c)    1.66(c)    8.1(c)     11.5(c)

-----------------------
(a) Selected acquisitions over $10 million in total transaction value from February 1991 through June 1997.
(b) XSI/XSL combined valuation statistics.
(c) Represents XSI stand-alone valuation statistics.

Valuation Analysis of Xpedite Systems, Inc.
------------------------------------------------------------------------------
Summary of Discounted Cash Flow Valuation Analysis--Scenario A(a)





                              EBITDA Approach                                         Perpetuity Approach
                         Per Share Value of XSI                                      Per Share Value of XSI
            ------------------------------------------------          -----------------------------------------------------
                              Terminal Multiple of EBITDA                                     Cash Flow Perpetuity
            Discount       ----------------------------------          Discount        ------------------------------------
              Rate         5.5x           6.5x           7.5x             Rate         4.0%           5.0%             6.0%
            --------       ----           ----           ----          --------        ----           ----             ----
              14%          $27.72         $32.55         $37.39           14%          $26.65         $29.76           $33.64
              15%          $26.29         $30.91         $35.54           15%          $23.04         $25.50           $28.50
              16%          $24.92         $29.35         $33.78           16%          $20.04         $22.02           $24.39

---------------------------
(a) Discounted cash flow model based on five year projections of current business (e.g., does not include potential acquisitions). Valuation as of January 1, 1997 based on "XSI Base Case" and "XSL Management Case" projections. Assumes $116.2 million of net debt as of June 30, 1997 including $89.2 million of acquisition financing associated with the purchase of XSL, cash proceeds from options and warrants of $12.9 million and 9.991 million fully diluted shares outstanding.

Valuation Analysis of Xpedite Systems, Inc.
-------------------------------------------------------------------------------
Summary of Discounted Cash Flow Valuation Analysis--Scenario B(a)


                              EBITDA Approach                                         Perpetuity Approach
                         Per Share Value of XSI                                      Per Share Value of XSI
            ------------------------------------------------          -----------------------------------------------------
                              Terminal Multiple of EBITDA                                     Cash Flow Perpetuity
            Discount       ----------------------------------          Discount        ------------------------------------
              Rate         5.5x           6.5x           7.5x             Rate         4.0%           5.0%             6.0%
            --------       ----           ----           ----          --------        ----           ----             ----
              14%          $25.92         $30.51         $35.10           14%          $24.45         $27.34           $30.96
              15%          $24.55         $28.95         $33.34           15%          $21.08         $23.36           $26.16
              16%          $23.26         $27.46         $31.67           16%          $18.27         $20.11           $22.32

---------------------------
(a) Discounted cash flow model based on five year projections of current business (e.g., does not include potential acquisitions). Valuation as of January 1, 1997 based on "XSI Base Case" and "XSL Management Case" projections. Assumes $116.2 million of net debt as of June 30, 1997 including $89.2 million of acquisition financing associated with the purchase of XSL, cash proceeds from options and warrants of $12.9 million and 9.991 million fully diluted shares outstanding.

Valuation Analysis of Xpedite Systems, Inc.
-------------------------------------------------------------------
Summary of Discounted Cash Flow Valuation Analysis -- Scenario C(a)

                      EBITDA Approach                                         Perpetuity Approach
                   Per Share Value of XSI                                      Per Share Value of XSI

         Discount       Terminal Multiple of EBITDA                              Cash Flow Perpetuity
                        -----------------------------            Discount       -----------------------
          Rate           5.5x      6.5x       7.5x                Rate           4.0%      5.0%      6.0%
         ---------       ------    ------     ------             ----------     ------    ------    ------
          14%           $19.79    $23.48     $27.17               14%           $18.04    $20.30    $23.12
          15%           $18.68    $22.21     $25.75               15%           $15.38    $17.17    $19.35
          16%           $17.62    $21.00     $24.39               16%           $13.18    $14.61    $16.34


-----------------------
(a) Discounted cash flow model based on five year projections of current business (e.g.,does not include potential acquisitions). Valuation as of January 1, 1997 based on "XSI More Conservative Case" and "XSI More Conservative Case" projections. Assumes $116.2 million of net debt as of June 30, 1997 including $89.2 million of acquisition financing associated with the purchase of XSI, cash proceeds from options and warrants of $12.9 million fully diluted shares outstanding.

Valution Analysis of Xpedite Systems, Inc.
--------------------------------------------------------------------------------
LBO Feasibility Analysis Based on UBS Partners/Fenway Partners' Proposal


- Selected Pro Forma Credit Statistics:

                                       LTM Ended            LTM Ended
                                     June 30, 1997      December 31, 1997
                                    ---------------    -------------------

    EBITDA/Total Interest                 1.8x                 2.1x
    EBTIDA-Capital Expenditures/
     Total Interest                       1.4                  1.7
    Senior Debt/EBITDA                    2.25                 1.96
    Debt/EBITDA                           5.72                 5.00



- Selected 5-Year Common Equity Returns Analysis

                                     5.5x EBITDA        7.5x EBITDA
                                      "Terminal"        "Terminal"
                                       Multiple          Multiple
                                    ---------------   --------------
    Scenario A Projections            36%  -  39%      49%   -   52%
    Scenario B Projections            32%  -  35%      46%   -   49%
    Scenario C Projections            18%  -  21%      33%   -   36%

Valuation Analysis of Xpedite Systems, Inc.
----------------------------------------------------------------------------
Historical Closing Stock Price from January 1, 1995 to August 7, 1997





  12/30/94      04/13/95    07/27/95    11/07/95   02/21/96    06/04/96   09/16/96   12/27/96   04/11/97   07/24/97








Valuation Analysis of Xpedite Systems, Inc.
----------------------------------------------------------------------------
Analysis of Trading Volume from January 1, 1995 to August 7, 1997




               Percent of Volume Which Traded in Stock Price Range


  $13-$15    $15-$17   $17-$19   $19-$21   $21-$23   $23-$25   $25-$27   $27-$29

   12.1%       17.7%     25.4%     26.2%     9.5%      4.0%      3.7%      1.3%




               Percent of Volume Which Traded Below Stock Price Range


  $15.25      $17.25    $19.25    $21.25   $23.25    $25.25   $27.25   $29.25

   12.1%       29.9%     55.2%     81.4%     91.0%     95.0%   98.7%    100.0%

Valuation Analysis of Xpedite Systems, Inc.
----------------------------------------------------------------------------
Analysis of Trading Volume from January 1, 1997 to August 7, 1997




               Percent of Volume Which Traded in Stock Price Range



  $17.00-$17.60   $17.60-$18.20  $18.20-$18.80   $18.80-$19.40    $19.40-$20.00

     11.3%            1.3%            18.1%            6.0%            15.8%

  $20.00-$20.60   $20.60-$21.20  $21.20-$21.80   $21.80-$22.40    $22.40-$23.00

      10.2%             19.1%          12.2%          3.6%              2.5%





               Percent of Volume Which Traded Below Stock Price Range



  $17.60     $18.20    $18.80    $19.40    $20.00    $20.60  $21.20    $21.80    $22.40    $23.00

   11.3%      12.5%     30.6%     36.6%     52.4%     62.6%   81.7%     93.9%     97.5%     100.0%


------------------------------------------------------------------------------

                     Leveraged Recapitalization Analysis

------------------------------------------------------------------------------

Leveraged Recapitalization Analysis
------------------------------------------------------------------------------
Overview

-- With the acquisition of XSL, XSI has eliminated the need to declare a special dividend in order to advantage themselves with regard to the Put and Call Option Agreement.

-- Currently, a share repurchase offers several advantages to the special dividend option previously considered:

     -- Favorable tax treatment to shareholders (i.e., captial vs. ordinary tax rates);

     -- Ability to give stockholders the option of liquidity or continued equity interest in XSI; and

     -- Flexibility to XSI with respect to timing, size and structure of the repurchase.

-- Several factors will impact the trading level of XSI's stock after the share repurchase:

     -- Additional leverage will greatly increase the future E.P.S./growth rate, albeit while creating a highly leveraged capital structure which will greatly limit XSI's flexibility;

     -- New capital structure will impact XSI's cost of capital; and

     -- Decrease float and related loss of liquidity would reduce the attractiveness of holding XSI's stock.

-- The following assumptions were used to consider a leveraged recapitalization transaction:

     -- Acquire XSL for $87.0 million and at the same time effect a share repurchase;

     -- Repurchase up to 50% of the outstanding shares at $23.25; and

     -- Finance the XSL acquisition, Indo-Suez term loan refinancing and share repurchase through a combination of $100.0 million of 10.5% Senior Subordinated Notes and $121.2 million of bank debt with an average rate of 8.25%.

Leveraged Recapitalization Analysis
------------------------------------------------------
Pro Forma Balance Sheet-Estimated December 31, 1997(a)
(Dollars in Millions)

                                                XSI          XSL           Adjustments           Pro Forma     Recap     Pro Forma
                                                                           -----------
                                             12/31/97E    12/31/97E    Accounting   Financial     12/31/97E   Adjustment  Adjusted
                                             ---------    ---------    ----------   ---------     ---------   ----------  ---------

Assets
------
  Cash & Equivalents                            $8.1         $4.8                                  $12.9          ($3.6)(b)   $9.3
  Other Current Assets                          37.1          6.2                                   43.3                      43.3
  Equipment, Software, & Customer Lists, Net    33.1          4.4          $3.0(c)                    40.5                    40.5
  Goodwill, Net                                  9.4           -           77.6(d)                    87.0                    87.0
  Other Long-Term Assets                        10.1           -                        $1.5(e)       11.6          4.2(f)    15.8
                                             ---------    ---------    ----------   ---------     ---------   ----------  --------
  Total Assets                                 $97.7        $15.4         $80.6         $1.5        $195.3         $0.7     $195.9
                                             ---------    ---------    ----------   ---------     ---------   ----------  ---------
                                             ---------    ---------    ----------   ---------     ---------   ----------  ---------

Liabilities & Stockholder's Equity
----------------------------------
  Current Liabilities                          $28.6         $7.6                                    $36.2                   $36.3
  Total Debt & Capitalized Leases               27.4           -                       $89.9(g)      117.3        104.4(h)   221.7
  Other Long-Term Liabilities                    4.4           -           $0.9(i)                     5.4                     5.4
  Preferred Stock                                 -           8.2                       (8.2)(j)        -                     -
  Common Stockholders' Equity                   37.3         (0.4)         (0.5)(k)                   36.4       (103.7)(l)  (67.3)
                                             ---------    ---------    ----------   ---------     ---------   ----------  ---------
  Total Liabilities & Stockholders' Equity     $97.7        $15.4          $0.4        $81.7        $195.3         $0.7     $195.9
                                             ---------    ---------    ----------   ---------     ---------   ----------  ---------
                                             ---------    ---------    ----------   ---------     ---------   ----------  ---------


------------------
(a) 1997 forecast based on "XSI Management Case" for XSI and "XSL Management Case" for XSL.
(b) Assumes 50% of options and warrants (representing 0.513 million shares) are exercised with gross cash proceeds of $6.5 million and that $10.0 million of excess cash is used in the share repurchase.
(c) Reflects write-up of customer lists to an estimated fair market value of $3.0 million.
(d) Additional goodwill created, including $1.5 million in transaction expenses, to be amortized over 40 years.
(e) Includes deferred financing costs of $2.4 million and the write-off of the remaining Indo-Suez term loan deferred financing costs of $0.9 million.
(f) Includes deferred financing costs of $3.0 million related to the $100.0 million of Senior Subordinated Notes and $1.2 million in additional bank financing fees.
(g) Total bank debt used to finance the transaction of $116.9 million (including amounts due to stockholders of $29.0 for six months), less existing debt of $27.0 million.
(h) Includes $100.0 million of Senior Subordinated Notes and $4.4 million in additional bank financing.
(i) Deferred tax liability relating to the write-up of customer lists at an assumed future tax rate of 31.0%.
(j)  Elimination of XSL's Apax and Series A Preferred Stock.
(k) Elimination of XSL's equity accounts plus the write-off of $0.9 million of remaining deferred financing costs relating to the refinancing of the Indo-Suez term loan.
(l) Reflects the purchase of 4.739 million shares at $23.25 per share and the exercise of 0.513 million options and warrants yielding cash proceeds of $6.5 million.

Leveraged Recapitalization Analysis
------------------------------------------------------------------------------
Pro Forma Income Statement--Estimated Fiscal Year Ended December 31, 1997(a) (Dollars in Millions, Except Per Share Data)

                                                                          Adjustments
                                                                    ------------------------   Pro Forma      Recap      Pro Forma
                                                 XSI        XSL     Accounting    Financial      1997E     Adjustments   Adjusted
                                              ---------  ---------  -----------  -----------  -----------  -----------  -----------
Revenues....................................  $   158.2  $    32.8   ($2.0)(b)                $   189.0                 $   189.0
Cash Operating Expenses.....................     (123.9)     (17.3)    1.9 (c)                   (139.4)                   (139.4)
                                              ---------  ---------  -----------       -----   -----------  -----------  -----------
EBITDA......................................       34.2       15.4    (0.1)                        49.6                      49.6
Depreciation & Amortization.................      (10.0)      (1.0)   (2.6)(d)                    (13.5)      (0.5)(e)      (14.1)
                                              ---------  ---------  -----------       -----   -----------  -----------  -----------
EBIT........................................       24.3       14.4    (2.6)                        36.0       (0.5)          35.5
Interest Income.............................        0.1        0.0                                  0.2                       0.2
Interest Expense............................       (2.5)      (0.3)                    (5.4)(f)    (8.2)     (12.5)(g)      (20.7)
                                              ---------  ---------  -----------       -----   -----------  -----------  -----------
Pretax Income...............................       21.9       14.1                     (8.0)       28.0      (13.0)          15.0
Taxes.......................................       (8.8)      (4.4)                     2.0(h)    (11.2)       4.8(h)        (6.4)
                                              ---------  ---------  -----------       -----   -----------  -----------  -----------
Net Income Before Extraordinary Items.......  $    13.2  $     9.7                    ($6.0)   $   16.8      ($8.2)      $    8.6
                                              ---------  ---------  -----------       -----   -----------  -----------  -----------
                                              ---------  ---------  -----------       -----   -----------  -----------  -----------
Weighted Average Shares Outstanding.........     9.306                                            9.306      (4,567)          4.739
E.P.S. Before Extraordinary Items...........  $  1.41                                          $   1.80                 $     1.81
E.P.S. Accretion/(Dilution)-%...............      --                                              27.7%                      28.3%

------------------------
(a) 1997 forecast based on "XSI Base Case" for XSI and "XSL Management Case" for XSL.
(b) Elimination of royalty revenues paid to XSI from XSL and system sales fro XSI to XSL.
(c) Elimination of royalty expenses paid to XSI from XSL and XSI's cost of system sales to XSL.
(d) Additional goodwill of $77.6 million amortized over 40 years and deprecia-tion of customer list write-up of $3.0 million depreciated over 8 years. Annual deferred financing costs of $240,000 relating to the Indo-Suez term loan are eliminated and $480,000 of new amortization is created from new financing fees of $1.5 million amortized over 5 years and a letter of cedit commitment fee of $900,000 amortized over 5 years.
(e) Represents $3.0 million in deferred financing fees related to the $100.0 million in Senior Subordinated Notes amortized over 10 years and $1.2 million in deferred financing fees related to the additional bank financing amortized over 5 years.
(f) Assumes 7.0% rate on new bank credit facility used for the XSL acquisition and to refinance the existing Indo-Suez term loan.
(g) Assumes Senior Subordinated Notes at 10.5% and the revolving and term bank facilities refinanced at 8.25%.
(h) XSL adjustments tax effected at 31.5% and XSI adjustments tax effected at 38.0%. Assumes $70.0 million of debt at XSL and the remainder at XSL. XSL tax rate of 31.5% assumes a fully leveraged company and is contingent upon no repatriation of cash to XSI and no colateralization of XSL stock.

Leveraged Recapitaliation Analysis
------------------------------------------------------------------------------
Pro Forma Leverage Statistics(a)
(Dollars in Millions)

                                                                                              PROJECTED
                                                                  PRO FORMA   ------------------------------------------
                                                                    1997        1998       1999       2000       2001
                                                                 -----------  ---------  ---------  ---------  ---------
Financial & Capitalization Statistics
Cash...........................................................   $     7.8   $     0.0  $     0.0  $     0.0  $    13.0
Total Debt & Capitalized Leases................................   $   221.7   $   200.5  $   180.6  $   152.5  $   130.3
Stockholders' Equity...........................................       (67.3)      (55.4)     (37.7)     (12.5)      21.5
                                                                 -----------  ---------  ---------  ---------  ---------
Total Capitalization...........................................   $   154.4   $   145.2  $   143.0  $   140.0  $   151.8
                                                                 -----------  ---------  ---------  ---------  ---------
                                                                 -----------  ---------  ---------  ---------  ---------
EBITDA.........................................................   $    49.6   $    55.0  $    63.4  $    74.8  $    88.3
Interest Expense...............................................   $    20.7   $    19.9  $    18.2  $    16.3  $    14.3
Capital Expenditures...........................................   $     9.5   $    10.2  $    11.5  $    12.4  $    14.5
Summary Leverage Statistics
EBITDA/Interest................................................        2.4x        2.8x       3.5x       4.6x       6.2x
(EBITDA-Cap Ex)/Interest.......................................        1.9x        2.3x       2.8x       3.8x       5.2x
Total Debt/EBITDA..............................................        4.5x        3.6x       2.9x       2.0x       1.5x
Total Debt/Total Capitalization................................       143.6%      138.1%     126.3%     108.9%      85.8%

------------------------
(a) Projected information based on "XSI Base Case" for XSI and "XSL More Conservative Case" for XSL.

Leveraged Recapitalization Analysis
-------------------------------------------------------------------------------
Blended Value of a Leveraged Recapitalization Assuming Repurchase of 50% of Outstanding Stock at $23.25(a)

X1997E P/ E Multiple Related to the Equity Stub (b)              10.0x      11.0X      12.0x      13.0x

Pro Forma 1997E Earnings per Share                              $ 18.1    $  1.81    $  1.81    $  1.81

Value per Share of Remaining Equity                             $ 9.07    $  9.97    $ 10.88    $ 11.79

Pro Rated Cash Received per Share                                11.63      11.63      11.63      11.63
                                                                -------   -------    -------    -------
Total Value per Share of Share Repurchase                      $ 20.69   $ 21.60    $ 22.51    $ 23.41
                                                                -------   -------    -------    -------
                                                                -------   -------    -------    -------

------------------------
(a) Assumes all stockholders tender their shares and the offer is pro rated.
(b) Multiple range of 10.0x--13.0X represents a discount to the assumed public market valuation range of 11.0x--14.0x due to the significant reduction in float and liquidity.

--------------------------------------------------------------------------
                                Appendix
--------------------------------------------------------------------------

--------------------------------------------------------------------------

                  Review of Parties Contacted Pursuant to the
                           Solicitation Process
--------------------------------------------------------------------------

[124 Parties Contacted]

[Names Omitted]

Review of Parties Contacted Pursuant to the Solicitation Process
------------------------------------------------------------------------------
Parties Which Received Public Information Package and/or Confidentiality
Agreement


[64 Parties]

[Names Omitted]

Review of Parties Contacted Pursuant to the Solicitation Process
--------------------------------------------------------------------------------
Parties Involved in the Process

                                                    Expressed Preliminary
Received Descriptive Memorandum and                 Indication of Interest
  Other Confidential Information                  and Conducted Due Diligence                      Submitted Final Proposal
---------------------------------------        ----------------------------------         -----------------------------------------

[23 Parties]                                     [4 Parties]                              1. UBS Partners LLC/Fenway Partners, Inc.

[Names Omitted]                                  [Names Omitted]
